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                                                                    Exhibit 99.1



[QLT LOGO]     QLT INC.     887 Great Northern Way           t 604.707.7000
                            Vancouver, BC Canada V5T 4T5     f 604.707.7001
                                                             www.qltinc.com


news release



            QLT ANNOUNCES VISUDYNE(R) SALES FOR FIRST QUARTER OF 2004


FOR IMMEDIATE RELEASE                                             APRIL 22, 2004

VANCOUVER, CANADA--QLT Inc. (NASDAQ:QLTI; TSX:QLT) today reported that its alliance partner, Novartis, announced global Visudyne(R) (verteporfin) sales of approximately US$101.1 million for the quarter ended March 31, 2004. This represents an increase of 23% over sales in the first quarter of 2003.

QLT will release its full first quarter financial results on Tuesday, April 27, 2004, at 7:30 a.m. Eastern Time (ET).

QLT Inc. is a global biopharmaceutical company dedicated to the discovery, development and commercialization of innovative therapies to treat eye diseases, cancer and dermatology-related conditions. Combining expertise in ophthalmology, oncology and photodynamic therapy, QLT has commercialized two products to date, including Visudyne therapy which is one of the most successfully launched ophthalmology products. For more information, visit our web site at www.qltinc.com.

QLT Inc. will hold an investor conference call to discuss the first quarter results on Tuesday, April 27th at 8:30 a.m. ET (5:30 a.m. PT). The call will be broadcast live via the Internet at www.qltinc.com. A replay of the call will be available via the Internet and also via telephone at 416-695-5800, access code 3033255.


                                      -30-

QLT Inc.:
Vancouver, Canada
Therese Hayes / Tamara Hicks
Telephone: 604-707-7000 Fax: 604-707-7001


Visudyne(R) is a registered trademark of Novartis AG



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QLT Inc. is listed on The Nasdaq Stock Market under the trading symbol "QLTI"
and on The Toronto Stock Exchange under the trading symbol "QLT."

The financial results for Visudyne(R) sales in this press release are preliminary and unaudited and are not a complete disclosure of our quarterly financial results. Certain statements in this press release constitute "forward-looking statements" of QLT within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. These statements are only predictions and actual events or results may differ materially. Factors that could cause such actual events or results expressed or implied by such forward-looking statements to differ materially from any future results express or implied by such statements are described in detail in QLT's Annual Information Form on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on our current expectations and QLT does not assume any obligation to update such information to reflect later events or developments, except as may be required by law.






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